Exhibit 10.36

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered as of October 5, 2017, (“Effective Date”) by and between FlexShopper, LLC, a North Carolina limited liability company (“Employer”), and Ravikumar Radhakrishnan (“Employee”).

WHEREAS, Employer desires to hire Employee, and Employee desires to accept employment with Employer pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of Employee’s employment or continued employment by Employer, the parties agree as follows:

1.  Employment. Employer hereby employs the Employee and the Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.  Definitions.

2.1.  “Company Documentation” shall mean notes, memoranda, reports, lists, records, calendars, sketches, schematics, models, client information, specifications, software programs/applications/ algorithms/code, books, files, forms, papers, emails, accounts, data, documentation and other materials of any nature and in any form, whether written, printed, digital or otherwise, whether prepared by Employee or anyone else, relating to any matter within the scope of the business of Employer, its affiliates or concerning any of their dealings or affairs.

2.2.  “Competitive Business” shall mean:

2.2.1.  The rent-to-own (“RTO”), also referred to as a lease-to-own, business operated through the internet, smart phones, smart phone applications or any other remote device; and

2.2.2.  Engaging in a business activity that is the same as, similar to, or in any way may be construed as being competitive with Employer’s activities, products or services of the type conducted, offered or provided by Employer within the twelve (12) month period prior to the termination of Employee’s employment with Employer.

2.3.  “Confidential Information” shall mean any information concerning the organization, business, operations, technology, intellectual property, clients, referral sources or finances of Employer that is maintained by it as confidential. Such Confidential Information shall include, but is not limited to, information regarding accounting, production, operations, software programs/applications/algorithms/ code, customer lists, price lists, pricing information, cost data, contracts, bids, financial reports, procedures, business plans and strategies, personnel records, projects, plans, proposals, inventions, products, quotes to clients, job details, designs, market research and development data or analyses, technical information, training and operational materials, research and development, marketing activities and procedures, methods, know-how, techniques, systems, processes and credit, financial and other data concerning Employer or its customers.

2.4.  “Intellectual Property Rights” shall mean all rights in and to U.S. and foreign (i) patents, patent disclosures and inventions (whether patentable or not); (ii) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (iii) copyrights and copyrightable works (including computer programs), mask works and rights in data and databases; (iv) trade secrets, know-how and other confidential information; and (v) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

2.5.  “Pre-Existing Intellectual Property Rights” shall mean all Intellectual Property Rights owned by Employee or by Employee jointly with any third parties, that were created or invented by Employee prior to the period of his/her employment by Employer and relate in any way to the business or contemplated business, products, activities, research or development of Employer including, but not limited to, any invention and works of authorship of any registrations and applications arising from or related to the foregoing.

2.6.  “Protected Customer” shall mean any person or entity: (i) to which Employer provided any service; (ii) to which Employer sold any product; (iii) to which Employer marketed or solicited; or (iv) with whom Employee had material contact, within the twelve (12) month period prior to the termination of Employee’s employment with Employer. For the purposes of this Agreement, Employee had “material contact” with a customer if: (i) Employee marketed, solicited or dealt with such person or entity on behalf of Employer; (ii) such person or entity’s dealings with Employer were coordinated by Employee; (iii) Employee was provided or had access to Confidential Information regarding such person or entity as a result of Employee’s employment with Employer; or (iv) such person or entity received products or services from Employer with respect to which Employee received commissions, compensation or other earnings within the twelve (12) month period prior to the termination of Employee’s employment with Employer.

2.7.  “Restricted Area” shall mean within the United States.

2.8.  “Work Product” shall mean all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Employee individually or jointly with others during the period of his/her employment by Employer and relate in any way to the business or contemplated business, products, activities, research or development of Employer or result from any work performed by Employee for Employer (in each case, regardless of when or where the work product is prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing and all printed, physical and electronic copies and other tangible embodiments thereof.

3.  Term; Termination. Employee shall begin employment with Employer on the Effective Date. Such employment shall continue until terminated by either Employee or Employer. This employment shall be at-will.

3.1.  Nothing herein shall be deemed to create an agreement for employment of Employee for any specified term or period of time. Employer expressly agrees that at any time the Employee may resign or otherwise terminate the Employee’s employment with Employer, for any reason or for no reason. Likewise, the Employee expressly agrees that at any time the Employer may terminate the employment of the Employee for any reason or for no reason.

3.2.  In the event the Employee’s employment is terminated, by either party, for any reason or no reason, with or without cause, Employee shall be entitled to accrued but unpaid base compensation through the effective date of termination, and shall not be entitled to any other base compensation whatsoever. Employee acknowledges and agrees that commission, bonus, incentive or other contingent compensation (“Additional Compensation”) are only paid to employees who are actively employed on the day the Additional Compensation is paid and, therefore, that any Additional Compensation (including commissions or bonuses related to work completed prior to termination) that has not been paid to Employee as of the effective date of termination will be forfeited.

4.  Position; Compensation. Employee initially shall be employed in the position, and for the compensation, described on Exhibit A attached hereto. Employee expressly understands and agrees that from time to time Employer in its sole discretion may change the job responsibilities or title of Employee, and may modify the compensation payable to Employee.

5.  Benefits. Employee shall be entitled to participate in those employee benefit plans and programs of Employer, to the extent Employee qualifies, pursuant to and in accordance with the terms of such plans and programs. Employee expressly understands and agrees that Employer in its sole discretion may from time to time modify, add, or terminate plans or programs made available to or offered for the benefit of the Employee and other employees of Employer.

6.  Employer Policies. Employee acknowledges that the Employer maintains a handbook containing the required policies and procedures of the Employer, that a copy of this handbook is made available to each employee, and that from time to time the Employer may modify or add policies and procedures. Employee acknowledges receipt of a copy of the policy and procedure handbook; agrees to read all such policies and procedures contained therein and all modifications or additions thereto as issued; shall remain familiar with them; and agrees to abide by all such policies and procedures of Employer.

7.  Obligations to Others. Employee understands that Employer prohibits its employees from utilizing any confidential information or trade secrets of any prior employer of Employee or any third party during the term or course of employment by Employer. Employee expressly covenants and represents that Employee has not retained any materials containing any confidential or trade secret information of any prior employer; and Employee agrees not to utilize any confidential or trade secret information of any prior employer, or of any other third party, at any time while employed by the Employer.

Employee represents and warrants that Employee is not now, and will not be on the date Employee starts working at Employer, a party to any agreement, contract or understanding, whether of employment, agency, or otherwise, that would in any way conflict with, restrict or prohibit Employee from undertaking and performing Employee’s job responsibilities with Employer, and that Employee has the full right, power and authority to enter into this Agreement.

Employee agrees to defend, indemnify and hold harmless Employer from all costs (including attorneys’ fees), damages and/or liabilities that Employer incurs arising out of or relating to Employee’s breach of the foregoing representations and warranties or any suit or claim based on any restrictive contract, covenant or agreement to which Employee is subject to on the date of this Agreement.

8.  Confidentiality. Employee acknowledges that the Confidential Information is valuable, special and a unique asset of Employer, access to and knowledge of which is essential to Employee’s performance of his/her duties with Employer. Employee shall not at any time, whether during or after Employee’s employment with Employer, disclose to any person or entity any Confidential Information, except as authorized by Employer in writing, and shall not use or attempt to use any Confidential Information, except as may be required in the course of his/her employment with Employer.

Additionally, Employee shall not disclose, copy, use or permit to be used any Company Documentation other than for the benefit of Employer. Moreover, Employee shall not, after the termination of his/her employment with Employer, disclose, use or permit others to use any such Company Documentation, it being agreed that all Company Documentation shall be and remain the sole and exclusive property of Employer.

Immediately upon the termination of Employee’s employment with Employer and at any other time Employer requests, Employee shall deliver all Confidential Information and/or Company Documentation in his/her possession, custody or control (and all copies thereof) to Employer at its main office or such other location as directed by Employer. Employee further agrees that upon termination of Employee’s employment with Employer, Employee shall return to Employer at its main office all of Employer’s property including but not limited to computers, keys, passwords, phones, personal data assistants and credit cards. Further, to the extent that Employee used his/her own personal email accounts, computers, cell phones, personal data assistants, thumb drives or other electronic memory or storage devices to access, store or transmit the Company Documentation, immediately upon the termination of Employee’s employment with Employer and at any other time Employer requests, Employee shall delete all Confidential Information and Company Documentation from Employee’s property and Employee agrees Employer shall have the right upon forty-eight (48) hours written notice to inspect Employee’s property to verify that Employer’s Confidential Information and Company Documentation has been deleted.

9.  Customer Proprietary and Confidential Information. Employee acknowledges he/she will have access to certain confidential, privileged and/or proprietary information of Employer’s customers. Employee acknowledges that all information and documentation received from Employer’s customers is considered confidential and/or proprietary to the customer, regardless of its form or whether the documents are marked as such, and except to the extent that such information or documentation has been intentionally publicly disclosed by the customer. Realizing the significance of Employer’s ability to maintain the confidentiality of its customer information to overall success, Employee agrees to all of following.

9.1.  Employee shall not use or duplicate customer information or documentation except as is reasonably required and only for the purposes of completing assigned job responsibilities for Employer.

9.2.  Except to the extent authorized in the course of performing his/her employment duties, Employee shall not disclose customer information or documentation for any reason or in any manner to any person who is not actively employed by Employer or the customer to whom the information belongs. Employee shall obtain specific written authorization from Employer prior to disclosing customer information or documentation to any person who is not actively employed by Employer or the customer to whom the information belongs.

9.3.  Employee shall not use or allow the use of customer information or documentation, or any portion thereof, for the personal benefit or advantage of Employee or any other person or entity except Employer.

9.4.  Employee shall immediately notify Employer in writing if customer information or documentation was purposely or inadvertently disclosed to unauthorized third parties.

9.5.  Upon the termination of Employee’s employment with Employer, Employee shall immediately return all customer information or documentation in the Employee’s possession, custody or control.

10.  Full-Time Employment. Employee is employed on a full-time basis by Employer, and Employee agrees that while Employee is employed by Employer, Employee shall not directly or indirectly in any capacity engage in any business other than Employer’s business without Employer’s prior written consent. Under no circumstances shall Employee render any services to or be employed by any other person, firm, corporation or other entity engaged in a Competitive Business while employed by Employer.

11.  Restrictive Covenants. During Employee’s employment with Employer and for a period of twelve (12) month immediately following the termination of such employment, whether termination by Employer or Employee, with or without cause, or otherwise, Employee shall not, except on behalf of Employer, directly or indirectly:

11.1.  Own or have a financial or other interest, direct or indirect, as an actual or beneficial owner, in any Competitive Business operating anywhere within the Restricted Area, except nothing herein shall prohibit Employee from owning less than 5% of the outstanding shares in a publicly traded corporation;

11.2.  Engage in a Competitive Business, as an employee, proprietor, owner, stockholder, partner, agent, contractor, employer, consultant, affiliate, director, officer, associate or member within the Restricted Area;

11.3.  Provide financial or other assistance, act as an agent of, consultant for or advisor to any entity or person(s) who are developing a Competitive Business within the Restricted Area;

11.4.  Cause, solicit, induce, persuade or attempt to persuade any Protected Customer or other person who has a business relationship with Employer to: purchase from any person or entity other than Employer services or products that are competitive with or a substitute for the services or products offered by Employer; cease to do business with Employer, reduce the amount of business that it does with Employer; or otherwise adversely alter its business relationship with Employer;

11.5.  Induce, recruit, solicit, persuade, or attempt to persuade, any person who either is or has been an employee or independent contractor of Employer to terminate his or her employment or relationship for the purpose of working for Employee or any other person or entity, whether or not a competitor of Employer; or hire or offer to hire any such person; provided, however, that a person shall not be considered an employee or independent contractor of Employer after such person has not been employed or used as an independent contractor, respectively, by Employer for six (6) months; or

11.6.  Provide services or products in competition with Employer to any Protected Customer.

12.  Necessity, Enforceability and Duration of the Restrictive Covenants. Employee’s obligations to Employer in Paragraphs 8, 9 and 11 of this Agreement are independent of any other obligation of Employer (including any promise or agreement contained in this Agreement or any other agreement between Employee and Employer or any obligation that otherwise arises from any aspect of the employment relationship). The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or any other basis, shall not constitute a defense to the enforcement of Paragraphs 8, 9 and 11 of this Agreement.

Employee agrees to the restrictive covenants in this Agreement in consideration of and as a necessary inducement for Employer to employ or continue to employ Employee. Employee expressly stipulates and acknowledges that Employer conducts business throughout the United States and that the restrictive covenants are reasonable as to time, geographic area, and line of business and are reasonably necessary to protect the legitimate business interests of Employer, including trade secrets, other valuable and confidential business information, substantial relationships with customers, and the goodwill that customers associate with Employer’s name and business. Employee acknowledges that despite the restrictive covenants herein, he/she will still be able to earn a living, that enforcement of the restrictions as drafted will not impose an economic hardship upon Employee and that the restrictions are reasonable in time and scope and not punitive.

Employee agrees that the duration of the restrictive covenants of this Agreement shall be extended by any period of time during which Employee is in breach of any provision(s) in this Agreement. Further, to the extent that any provision(s) of this Agreement are declared overbroad, void or unenforceable by an authority of competent jurisdiction in a particular jurisdiction, the provision(s) shall be modified by such authority for purposes of enforcement in that jurisdiction to the extent necessary to make the applicable provision(s) valid and enforceable. Modification of a provision of this Agreement to validate its enforcement in any particular jurisdiction, however, will not affect the enforcement of the provision as stated in any other jurisdiction in which it is enforceable. Also, the invalidity of a provision of this Agreement in any particular jurisdiction will not affect the validity or enforcement of that provision in any other jurisdiction where it is otherwise valid.

13.  Inventions, Developments and Work Product.

13.1.  Intellectual Property Rights.

13.1.1.  Pre-Existing Intellectual Property Rights.

13.1.1.1.  Employee has attached as Exhibit “B” to this Agreement a list describing with particularity any Pre-Existing Intellectual Property rights including, if applicable, titles and registration and application numbers. The Pre-Existing Intellectual Property will be retained by Employee and will not be owned by or assigned to Employer under this Agreement. If no list is attached as Exhibit “B,” Employee hereby represents and warrants that there are no Pre-Existing Intellectual Property Rights.

13.1.1.2.  To the extent that Employee incorporates any Pre-Existing Intellectual Property Rights into any Work Product during the period of his/her employment by Employer, Employee hereby irrevocably grants to Employer a royalty-free, fully paid-up, perpetual, transferable, worldwide non-exclusive license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, offer to sell, sell, import and otherwise distribute such Pre-Existing Intellectual Property Rights as part of or in connection with such Work Product and to practice any method related thereto.

13.1.1.3.  Employee shall not incorporate any Pre-Existing Intellectual Property Rights or any Intellectual Property Rights that are owned by any third party, including any former employers, into any Work Product without obtaining the prior written consent of Employer.

13.1.2.  Work Product. Employee hereby acknowledges and agrees that:

13.1.2.1.  All right, title and interest in and to all Work Product as well as any and all Intellectual Property Rights therein and all improvements thereto shall be the sole and exclusive property of Employer.

13.1.2.2.  Employer shall have the unrestricted right (but not any obligation), in its sole and absolute discretion, to use, commercialize or market any Work Product or file an application for patent, copyright registration or any other Intellectual Property Rights and prosecute or abandon such application prior to issuances or registration. No royalty or other consideration shall be due or owing to Employee now nor or in the future as a result of such activities.

13.1.2.3.  The Work Product is and shall at all times remains the Confidential Information of Employer.

13.2.  Work Made for Hire; Assignment. Employee acknowledges that, by reason of being employed by Employer at the relevant times, to the extent permitted by law, all Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. §101) and such copyrights are therefore owned by Employer. To the extent that the foregoing does not apply, Employee hereby irrevocably assigns to Employer, and its successors and assigns, for no additional consideration, Employee’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein including, without limitation, the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit Employer’s right, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than Employer would have had in the absence of this Agreement.

13.3.  State Law Limitations on Assignment. Employee understands and acknowledges that Work Product does not include, and any provision of this Agreement requiring Employee to assign (or otherwise providing for ownership by Employer of) rights to an invention does not apply to, any invention that Employee develops entirely on his/her own time without using Employer’s equipment, supplies, facilities or trade secret information, except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention directly to Employer’s business or actual or demonstrably anticipated research or development of Employer; or (ii) result from any work performed by Employee for Employer.

13.4.  Disclosure of Work Product; Maintenance of Records. During his/her employment, Employee shall, from time to time, make written disclosures to Employer of all Work Product and shall at all times keep and maintain adequate, current, accurate and authentic records of all Work Product. Such records may be in the form of notes, sketches, drawings, flow charts, electronic files, reports or any other format that may be specified by Employer. The records shall at all times be the sole and exclusive property of Employer and Employee agrees not to remove such records from Employer’s premises except as may be expressly permitted by Employer in its written policies or by its prior written consent.

13.5.  Representations and Warranties.

13.5.1.  No Conflicts. Employee hereby represents and warrants that he/she is not subject to any obligation to others, including any former employers, that would be inconsistent with any provision of this Paragraph, including with respect to any Pre-Existing Intellectual Property rights and that he/she has the right to grant the license in Paragraph 13(a)(i)(B).

13.5.2.  No Infringement. Employee hereby represents and warrants that, to Employee’s knowledge, all Pre-Existing Intellectual Property licensed to Employer pursuant to Paragraph 13(a)(i)(B) and all Work Product will not infringe, misappropriate, dilute or otherwise violate any third party’s Intellectual Property Rights or other rights; provided that Employee shall not be liable for any infringement, misappropriation, dilution or other violations to the extent arising out of any instructions or materials supplied to Employee by Employer.

13.6.  Further Assurances; Power of Attorney. During and after his/her employment, Employee agrees to reasonably cooperate with Employer at Employer’s expense to (i) apply for, obtain, perfect and transfer to Employer the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction throughout the world; and (ii) maintain, protect and enforce the same including, without limitation, giving testimony and executing and delivering to Employer any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as may be requested by Employer. Employee hereby irrevocably grants Employer power of attorney to execute and deliver any such documents on Employee’s behalf in his/her name and to do all other lawfully permitted acts to transfer the Work Product to Employer and further the transfer, prosecution, issuance and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Employee does not promptly cooperate with Employer’s request (without limiting the rights Employer shall have in such circumstances by operation of law). This power of attorney is coupled with an interest and shall not be affected by Employee’s subsequent incapacity.

13.7.  Moral Rights. To the extent any copyrights are assigned under this Paragraph, Employee hereby irrevocably waives in favor of Employer, to the extent permitted by applicable law, any and all claims Employee may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” in relation to all works of authorship to which the assigned copyrights apply.

14.  Remedies. Employee stipulates that a breach or threatened breach by Employee of any of the provisions set forth in Paragraphs 8, 9 and 11 of this Agreement will diminish the value of Employer and will cause irreparable and continuing injury to Employer and its customers for which an adequate legal remedy will not exist. Accordingly, Employee stipulates that, if Employee breaches or threatens to breach any of the provisions of Paragraphs 8, 9 and 11 of this Agreement, Employer will be entitled to the following remedies:

14.1.  The entry, by a court having jurisdiction, of an order granting specific performance or injunctive relief, upon the posting of any requisite bond and the filing with the court of an appropriate pleading and evidence specifying the provision(s) of this Agreement breached by Employee; and

14.2.  An accounting of and recovery from Employee of all revenue, compensation or other consideration that Employee or any third-party gains from Employee’s violating or breaching the provision(s) of this Agreement.

Nothing in this Agreement shall be construed as prohibiting Employer from pursuing any other remedies available for a breach or threatened breach of this Agreement. In addition to the remedies provided in this Agreement, Employee acknowledges that his/her breach of any of the provisions of this Agreement during his/her employment may lead to disciplinary action, up to and including immediate termination.

15.  Notification of Future Employer. Employee agrees to disclose this Agreement to all prospective employers whether or not such prospective employer’s business is competitive with, or related to, the business of Employer at any time. Employee hereby consents to and agrees that Employer may disclose this Agreement to anyone, at any time, whether or not it has reason to believe that Employee has breached, or threatened to breach, any provision of this Agreement.

16.  Legal Matters. The validity, construction, enforcement, and interpretation of this Agreement are governed by the laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions. The parties to this Agreement: (a) consent to the exclusive personal and subject matter jurisdiction of the state and federal courts having jurisdiction over Palm Beach or County, Florida, (b) stipulate that the proper, exclusive, and convenient venue for every legal proceeding arising out of or related to this Agreement or Employee’s employment is Palm Beach County, Florida, for a state court proceeding and the Southern District of Florida, West Palm Beach Division, for a federal court proceeding, and (c) waive any defense, whether asserted by motion or pleading, that Palm Beach County, Florida, or the Southern District of Florida, West Palm Beach Division, is an improper or inconvenient venue. Except as otherwise expressly provided in this Agreement, in any litigation or other proceeding between Employee and Employer arising out of or related to this Agreement, the losing party shall reimburse the prevailing party for all attorneys’ fees, costs and expenses incurred by that prevailing party.

Employee knowingly, voluntarily and intentionally waives his/her right to a jury trial in any lawsuit between Employee, on the one hand, and Employer, on the other hand, that arises out of or is related to this Agreement or Employee’s employment, whether at law or in equity, whether based on a claim or counterclaim arising before or after the effective date of this Agreement, regardless of the nature of the claim or counterclaim and, including but not limited to, tort, contract, corporate and employment claims.

17.  Waiver; Modification; Severability. Except as provided above regarding the modification of this Agreement by a competent authority to make any overbroad, void or unenforceable restriction enforceable, an amendment or modification of this Agreement will be valid and effective only if it is in writing and signed by each party to this Agreement. In addition, a waiver of any duty, obligation, or responsibility of a party under this Agreement will be valid and effective only if it is evidenced by a writing signed by or on behalf of the party against whom the waiver is sought to be enforced. No course of dealing or delay by either party to this Agreement in exercising any right, power, or remedy under this Agreement will operate as a waiver of any right, power, or remedy of that party, except to the extent expressly manifested in writing by that party. Whenever possible, each provision of this Agreement should be construed and interpreted so that it is valid and enforceable under applicable law. However, if a provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable (subject to the above provision regarding the modification of this Agreement by a competent authority to make an overbroad, void or unenforceable restriction valid and enforceable), that provision will be deemed severable from the remaining provisions of this Agreement and will not affect the validity, interpretation, or effect of the other provisions of this Agreement or the application of that provision to other circumstances in which it is valid and enforceable.

18.  Assignment; Successors; Survival of Covenants. Employee shall not assign any of his/her rights or delegate any of his/her duties, obligations, or responsibilities under this Agreement without the advance written consent of Employer (which it may refuse to give, in its sole discretion). Employer may assign its rights under this Agreement to any assignee or any successor in interest of all or any part of their business, whether pursuant to a merger, reorganization, or sale, lease, or exchange of assets or stock. This Agreement is binding on, and inures to the benefit of, Employer’s assignees and successors in interest and such successors and assignees are authorized to enforce all provisions and restrictive covenants herein.

19.  Entire Agreement; Miscellaneous. This Agreement contains the entire agreement of Employer and Employee regarding the subject matter contained herein and supersedes any prior understanding or agreement, whether written or oral, between Employer and Employee with respect to the subject matter contained herein. Employer hereby provides notice to Employee pursuant to 18 U.S.C. §1833 that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Employee is advised to consult an attorney prior to disclosing any trade secrets or Confidential Information as such immunity is only applicable in limited situations. Employee further understands that nothing contained in this Agreement limits his/her ability to communicate with, or file a complaint or charge with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”), the Department of Justice (“DOJ”) or any other federal, state, or local governmental agency or commission (collectively, “Government Agencies”), or otherwise participate in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information, without notice to Employer; provided, however, that Employee may not disclose Employer information that is protected by the attorney-client privilege, except as expressly authorized by law. Employee retains the right to communicate with the Government Agencies and such communication can be initiated by him/her or in response to the government and is not limited by any non-disparagement or confidentiality obligation under this Agreement. This Agreement does not limit Employee’s right to receive an award from the SEC or DOJ for information provided to the SEC or DOJ.

20.  Counterparts/Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of executed copies of this Agreement, or subsequent addendums to this Agreement, by one party to the other using facsimile or any other scanning or imaging technique, shall constitute delivery of original signed counterparts for purposes of binding the parties hereto. The parties agree that the electronic signature of a party to this Agreement shall be as valid as an original signature of such party and shall be effective to bind such party to this Agreement. The parties agree that an electronically signed version of this Agreement shall be deemed (a) to be “written” or “in writing;” (b) to have been signed; and (c) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files.

21.  Construction. In the event of any dispute as to the precise meaning of any term contained herein, the principles of construction and interpretation that written documents be construed against the party preparing the same shall not be applicable. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.

22.  Acknowledgment. By signing this Agreement, Employee is hereby acknowledging that:

22.1.  Employee received a copy of this Agreement for review before signing it;

22.2.  Employee read this Agreement carefully before signing it;

22.3.  Employee had sufficient opportunity to confer with legal counsel of Employee’s choice before signing it; and

22.4.  Employee understands his/her obligations under this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year set forth herein.

FLEXSHOPPER, LLC	EMPLOYEE

/s/ Brad Bernstein	/s/ Ravikumar Radhakrishnan
Brad Bernstein, CEO & President	Ravikumar Radhakrishnan